Exhibit 99.1

Cognex Reports Third Quarter Results

NATICK, Mass.--(BUSINESS WIRE)--October 29, 2012--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the third quarter of 2012. Selected financial data for the quarter and nine months ended September 30, 2012, are compared to the second quarter of 2012, the third quarter of 2011 and the first nine months of 2011 in Table 1 below.

Table 1
	Revenue	Net Income	Net Income per Diluted Share
Quarterly Comparisons
Current quarter: Q3-12	$80,076,000	$17,805,000	$0.41
Prior year’s quarter: Q3-11	$80,085,000	$18,037,000	$0.42
Change from Q3-11 to Q3-12	0%	(1%)	(3%)
Prior quarter: Q2-12	$84,326,000	$19,767,000	$0.45
Change from Q2-12 to Q3-12	(5%)	(10%)	(10%)
Year to Date Comparisons
Nine months ended Sept. 30, 2012	$242,111,000	$51,854,000	$1.19
Nine months ended Oct. 2, 2011	$237,872,000	$50,770,000	$1.19
Change from first nine months of 2011 to first nine months of 2012	2%	2%	0%

A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2.

“In view of the pull back in spending by manufacturers, we are quite pleased that third quarter revenue was in line with our expectations and that we reported a high level of profitability (operating margin was 27% and net margin was 22%),” said Dr. Robert J. Shillman, Chairman of Cognex. “While these results were good, it is frustrating to see our momentum dampened by the slowing global economy.”

“We performed well during what is typically a seasonally soft quarter for Cognex,” said Robert J. Willett, Chief Executive Officer of Cognex. “Despite total revenue being flat year-on-year, factory automation revenue grew 4% over the third quarter of 2011 (9% in constant currency), helped by our continued strong performance in ID products and in China.”

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2012

  Revenue for the third quarter of 2012 was flat with the third quarter of 2011 and decreased 5% from the prior quarter. Factory automation, the company’s largest market segment, performed better than expected in what is typically a seasonally soft quarter, increasing 4% year-on-year and remaining flat on a sequential basis. Growth year-on-year in factory automation was offset by lower revenue from the semiconductor and electronics capital equipment market (SEMI). Revenue declined on a sequential basis primarily due to lower SEMI revenue. Surface inspection revenue, which is impacted by the timing of deliveries, installations and revenue deferrals, decreased 1% year-on-year and 8% on a sequential basis.
  Gross margin was 76% in all periods presented.
  Research, Development & Engineering (RD&E) spending in the third quarter of 2012 decreased 6% from the third quarter of 2011 and 3% from the prior quarter. The company’s investment in engineering personnel hired to accelerate new product introductions was more than offset by a lower bonus accrual and the impact of currency exchange rates on the company’s international operations. RD&E decreased on a sequential basis due to higher employee vacation time and the timing of outside services for products under development.

  Selling, General & Administrative (SG&A) spending in the third quarter of 2012 increased 2% from the third quarter of 2011 and decreased 5% from the prior quarter. SG&A increased year-on-year due to sales force expansion offset by a lower bonus accrual and the impact of currency exchange rates. The sequential decrease is due to the timing of marketing initiatives, lower stock option expense and higher employee vacation time.
  Investment and other income was $692,000 in the third quarter of 2012, $761,000 in the third quarter of 2011 and $1,702,000 in the prior quarter. The decrease year-on-year is due to lower yields on investments offset by a higher average invested balance. The sequential decrease is due to gains of approximately $1,000,000 recognized in the prior quarter on the sale of euro-denominated investments.
  The tax rate was 19% in the third quarter of 2012 compared to 21% in both the third quarter of 2011 and the prior quarter. Excluding tax adjustments, the tax rate was 21% in the third quarter of 2012 and 23% in the third quarter of 2011. The decrease year-on-year is primarily because a higher percentage of income in the third quarter of 2012 was earned in lower tax jurisdictions.

Balance Sheet Highlights – September 30, 2012

  Cognex’s financial position as of September 30, 2012, was very strong, with no debt and $415,938,000 in cash and investments. Cognex paid out $4,721,000 in dividends to shareholders in the third quarter of 2012.

Financial Outlook

  Cognex expects revenue for Q4-12 to be between $78 million and $81 million. Gross margin is expected to continue in the mid-70% range. Operating expenses are expected to increase by up to 5% on a sequential basis, primarily as a result of lower employee vacation time. And the effective tax rate is expected to be 21% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this press release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are useful because they allow investors to more accurately assess and compare Cognex results over multiple periods, and to evaluate the effectiveness of the methodology used by management to review its operating results. In particular, the GAAP presentation of cost of revenue, RD&E and SG&A expenditures includes stock option expense. Cognex excludes these expenses for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share when it evaluates its continuing operational performance, and in connection with its budgeting process and the allocation of resources, because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price. Cognex also excludes certain items if they are one-time discrete events, such as the impact of tax adjustments. Cognex does not intend for these non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment. In that case, the tax effect of such items is estimated by applying such specific tax rate or tax treatment.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call on Thursday, November 1, 2012 at 5:00 p.m. eastern time. The call was originally scheduled for today but has been rescheduled due to the state of emergency declared for many states along the Eastern Seaboard on account of Hurricane Sandy. The telephone number is (866) 814-8448 (or (703) 639-1367 if outside the United States). A replay will begin at 8:00 p.m. eastern time on Thursday, November 1, 2012 and will run continuously until 11:59 p.m. eastern time on Sunday, November 4, 2012. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States) and the access code is 1591612.
  Internet users can listen to a real-time audio broadcast of the conference call, or an archived replay on the Cognex Investor Relations website at http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 800,000 vision-based products, representing over $3 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout North America, Japan, Europe, Asia and Latin America. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this press release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” ”estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, expected areas of growth, research and development activities and investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) current and future conditions in the global economy; (2) the cyclicality of the semiconductor and electronics industries; (3) the inability to penetrate new markets; (4) the inability to achieve significant international revenue; (5) fluctuations in foreign currency exchange rates; (6) the loss of a large customer; (7) the inability to attract and retain skilled employees; (8) the reliance upon key suppliers to manufacture and deliver critical components for Cognex products; (9) the failure to effectively manage product transitions or accurately forecast customer demand; (10) the inability to design and manufacture high-quality products; (11) the technological obsolescence of current products and the inability to develop new products; (12) the failure to properly manage the distribution of products and services; (13) the inability to protect Cognex proprietary technology and intellectual property; (14) involvement in time-consuming and costly litigation; (15) the impact of competitive pressures; (16) the challenges in integrating and achieving expected results from acquired businesses; (17) potential impairment charges with respect to Cognex’s investments or for acquired intangible assets or goodwill; (18) exposure to additional tax liabilities; (19) information security breaches or business systems disruptions; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2011. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Sept. 30,	Jul. 1,	Oct. 2,	Sept. 30,	Oct. 2,
	2012	2012	2011	2012	2011

Revenue	$80,076	$84,326	$80,085	$242,111	$237,872

Cost of revenue (1)	19,506	20,549	18,953	59,113	56,715

Gross margin	60,570	63,777	61,132	182,998	181,157
Percentage of revenue	76%	76%	76%	76%	76%

Research, development, and engineering expenses (1)	10,002	10,300	10,608	30,663	30,596
Percentage of revenue	12%	12%	13%	13%	13%

Selling, general, and administrative expenses (1)	28,765	30,127	28,135	89,441	86,762
Percentage of revenue	36%	36%	35%	37%	36%

Operating income	21,803	23,350	22,389	62,894	63,799
Percentage of revenue	27%	28%	28%	26%	27%

Foreign currency loss	(409)	(30)	(231)	(1,077)	(80)

Investment and other income	692	1,702	761	3,369	1,710

Income before income tax expense	22,086	25,022	22,919	65,186	65,429

Income tax expense	4,281	5,255	4,882	13,332	14,659

Net income	$17,805	$19,767	$18,037	$51,854	$50,770
Percentage of revenue	22%	23%	23%	21%	21%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.42	$0.46	$0.43	$1.21	$1.22
Diluted	$0.41	$0.45	$0.42	$1.19	$1.19

Weighted-average common and common-equivalent shares outstanding:
Basic	42,912	42,851	42,128	42,777	41,765
Diluted	43,629	43,601	42,976	43,610	42,682

Cash dividends per common share	$0.11	$0.11	$0.09	$0.32	$0.26

Cash and investments per common share	$9.68	$9.11	$8.23	$9.68	$8.23

Book value per common share	$14.09	$13.80	$12.87	$14.09	$12.87

(1) Amounts include stock option expense, as follows:
Cost of revenue	$125	$175	$107	$608	$486
Research, development, and engineering	385	483	394	1,735	1,732
Selling, general, and administrative	982	1,331	1,019	4,452	3,611
Total stock option expense	$1,492	$1,989	$1,520	$6,795	$5,829

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	Sept. 30,	Jul. 1,	Oct. 2,	Sept. 30,	Oct. 2,
	2012	2012	2011	2012	2011

Revenue (GAAP)	$80,076	$84,326	$80,085	$242,111	$237,872

Operating income (GAAP)	$21,803	$23,350	$22,389	$62,894	$63,799
Stock option expense	1,492	1,989	1,520	6,795	5,829
Operating income excluding stock option expense (Non-GAAP)	$23,295	$25,339	$23,909	$69,689	$69,628
Percentage of revenue (Non-GAAP)	29%	30%	30%	29%	29%

Income before income tax expense (GAAP)	$22,086	$25,022	$22,919	$65,186	$65,429

Income tax expense (GAAP)	$4,281	$5,255	$4,882	$13,332	$14,659
Effective tax rate (GAAP)	19%	21%	21%	20%	22%

Tax adjustments:
Discrete tax events	(357)	-	(389)	(357)	(389)
	(357)	-	(389)	(357)	(389)

Income tax expense excluding tax adjustments (Non-GAAP)	$4,638	$5,255	$5,271	$13,689	$15,048
Effective tax rate (Non-GAAP)	21%	21%	23%	21%	23%

Net income excluding tax adjustments (Non-GAAP)	$17,448	$19,767	$17,648	$51,497	$50,381
Percentage of revenue (Non-GAAP)	22%	23%	22%	21%	21%

Net Income (GAAP)	$17,805	$19,767	$18,037	$51,854	$50,770
Stock option expense, net of tax	1,013	1,343	1,019	4,583	3,882
Net income excluding stock option expense (Non-GAAP)	$18,818	$21,110	$19,056	$56,437	$54,652
Percentage of revenue (Non-GAAP)	24%	25%	24%	23%	23%

Net income per diluted share (GAAP)	$0.41	$0.45	$0.42	$1.19	$1.19
Stock option expense per diluted share, net of tax	$0.02	$0.03	$0.02	$0.10	$0.09
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.43	$0.48	$0.44	$1.29	$1.28

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	September 30,	December 31,
	2012	2011

Assets

Cash and investments	$415,938	$357,440

Accounts receivable	44,761	48,206

Inventories	24,995	28,098

Property, plant, and equipment	34,344	31,744

Goodwill and intangible assets	97,472	100,939

Other assets	44,605	45,454

Total assets	$662,115	$611,881

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$36,485	$39,388

Income taxes	8,473	6,055

Deferred revenue and customer deposits	11,755	13,458

Shareholders' equity	605,402	552,980

Total liabilities and shareholders' equity	$662,115	$611,881

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Nine-months Ended
	Sept. 30,	Jul. 1,	Oct. 2,	Sept. 30,	Oct. 2,
	2012	2012	2011	2012	2011

Revenue	$80,076	$84,326	$80,085	$242,111	$237,872

Revenue by division:
Modular Vision Systems Division	85%	85%	85%	85%	87%
Surface Inspection Systems Division	15%	15%	15%	15%	13%
Total	100%	100%	100%	100%	100%

Revenue by geography:
Americas	36%	32%	33%	35%	34%
Europe	30%	31%	37%	31%	34%
Asia	22%	21%	15%	20%	17%
Japan	12%	16%	15%	14%	15%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	77%	73%	74%	75%	73%
Web and surface inspection	15%	15%	15%	15%	13%
Semiconductor and electronics capital equipment	8%	12%	11%	10%	14%
Total	100%	100%	100%	100%	100%

	Three-months Ended
	Sept. 30,	Jul. 1,
	2012	2012	Increase/	Operational	Currency
	(GAAP)	(GAAP)	(Decrease)	Change	Impact

Revenue	$80,076	$84,326	$(4,250)	$(3,444)	$(806)
Research, development, and engineering expenses	10,002	10,300	(298)	(236)	(62)
Selling, general & administrative expenses	28,765	30,127	(1,362)	(1,130)	(232)

	Sept. 30,	Oct. 2,
	2012	2011	Increase/	Operational	Currency
	(GAAP)	(GAAP)	(Decrease)	Change	Impact

Revenue	$80,076	$80,085	$(9)	$3,413	$(3,422)
Research, development, and engineering expenses	10,002	10,608	(606)	(293)	(313)
Selling, general & administrative expenses	28,765	28,135	630	1,725	(1,095)

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Director of Investor Relations
susan.conway@cognex.com